Exhibit 99.2

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Don R. Madison, CFO
Powell Industries, Inc.
713-947-4422

POWELL INDUSTRIES DECLARES QUARTERLY CASH DIVIDEND

HOUSTON — MAY 6, 2014 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom engineered solutions for the management and control of electrical energy, announced that on May 5, 2014, its Board of Directors declared a quarterly cash dividend on the Company’s common stock in the amount of $0.25 per share. The dividend is payable on June 18, 2014 to shareholders of record at the close of business on May 21, 2014.

Powell Industries, Inc., headquartered in Houston, engineers packaged solutions and systems for the control, distribution and management of electrical energy. Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations and commuter railways. For more information, please visit powellind.com.

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